UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participant in its proxy solicitation (collectively, “ETFS”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes AGAINST the election of certain directors of WisdomTree, Inc., a Delaware corporation (the “Company”), at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”).

Item 1: On May 21, 2024, ETFS issued an Investor Presentation titled “Unlock Value at WisdomTree”, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 2: On May 21, 2024, ETFS issued the following press release:

ETFS Capital Publishes Presentation Outlining the Opportunity to Unlock Value at WisdomTree

Presentation Details WisdomTree’s Clear Undervaluation and the Urgent Need for an Independent Strategic Review

WisdomTree Stockholders Urged to Vote AGAINST the Re-Election of Chairman Win Neuger, Director Anthony Bossone, And CEO And Director Jonathan Steinberg on GOLD ETFS Proxy Card

Campaign is a Referendum Against Long-Tenured Directors and Support for an Independent Process to Maximize Shareholder Value

Visit www.UnlockWT.com to Review the Presentation or for More Information

NEW YORK, May 21, 2024 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18% of the Company’s outstanding Common Stock on an as-converted basis, today published a presentation1 detailing its analysis that WisdomTree trades at a significant discount to the value of its core ETF business, and concludes that the Company’s board of directors (the “Board”) must run a truly independent strategic review process with a reputable bank to evaluate all options to unlock value for stockholders.

“We became the largest stockholder in WisdomTree because we had faith in the Company and its future. However, we and all stockholders have been badly let down by the Company’s management and Board. We believe that with the proper leadership and attention to the core ETF business, the Company could unlock the significant value trapped within its shares.

1 https://www.unlockwt.com/campaign-materials

We have tried repeatedly to work constructively and privately with the Board, but they would rather rage than engage. We don’t want to run a proxy contest; we just want a truly independent strategic review of the Company on how best to maximize value for stockholders. What exactly is the Board afraid of?” said ETFS Capital’s Chairman, Mr. Graham Tuckwell.

ETFS Capital’s investor presentation can be found here www.UnlockWT.com.

A copy of ETFS Capital’s presentation, letter to stockholders, definitive proxy statement, and information on how to vote AGAINST the re-election of the Chairman Win Neuger, Director Anthony Bossone, and CEO and Director Jonathan Steinberg on the GOLD proxy card or GOLD voting instruction form are available at www.UnlockWT.com.

Stockholders who have questions or require assistance in voting their GOLD proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or info@saratogaproxy.com

About ETFS Capital Limited

In November 2017, WisdomTree agreed to spend $611 million to acquire the European ETC business of ETF Securities Limited (now called ETFS Capital Limited) for cash and shares, becoming the largest shareholder in WisdomTree.

ETFS Capital is an Australian-based holding company with a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

Toll free (888) 368-0379

+1-212-257-1311
info@saratogaproxy.com

www.UnlockWT.com

Media Contact:

Dan Gagnier / Riyaz Lalani

Gagnier Communications LLC
+1-646-569-5897
ETFS@gagnierfc.com

Item 3: On May 21, 2024, ETFS posted the following material to www.UnlockWT.com: